Exhibit 10.7

FORM OF RESTRICTED STOCK AGREEMENT

     AGREEMENT, made as of the ___day of                                         , between SOVEREIGN BANCORP, INC., a Pennsylvania corporation (the “Corporation”), and                                                              (“Employee”).

     1. Award.

         (a) Shares. Pursuant to the provisions of the Sovereign Bancorp, Inc. 2001 Stock Incentive Plan (the “Plan”) ,                                                              (___) shares (the “Restricted Shares”) of the Corporation’s common stock, no par value (“Common Stock”), shall be issued as hereinafter provided in Employee’s name subject to the restrictions described in Section 2(a) below.

         (b) Issuance of Restricted Shares. The Restricted Shares shall be issued upon acceptance of this Agreement by Employee and upon satisfaction of a vesting schedule and the attainment of specific Performance Goals as may be attached hereto in accordance with the provisions of the Plan.

     2. Restricted Shares. Employee hereby accepts the Restricted Shares when issued and agrees that as follows:

         (a) Restrictions. The potential rights of Employee to the Restricted Shares may not be assigned, transferred, sold, pledged, hypothecated, or otherwise encumbered or disposed until such time as unrestricted certificates for such shares are received by him or her. Except as provided in 2(b) below, in the event of termination of Employee’s employment with the Corporation or any subsidiary for any reason prior to vesting in all or any portion of the Restricted Shares, Employee shall, for no consideration, forfeit to the Corporation all Restricted Shares to the extent then subject to the Restrictions (as hereinafter defined). The prohibition against transfer and the obligation to forfeit and surrender Restricted Shares to the Corporation upon termination of employment are herein referred to as “Restrictions.”

         (b) Expiration of Restrictions. Except as other wise provided in the Plan or this Agreement, the Restrictions shall expire as to the Restricted Shares provided that (i) Employee has been continuously employed by the Corporation from the date of this Agreement through                                          (the “Service Requirement”), and (ii) the Performance Goals, as described in Appendix A, are achieved. Upon the occurrence of a Change in Control (as defined in the Plan) or if the Employee’s employment with the Corporation terminates due to death, “disability” (as defined in the Plan), or Retirement, any or all Restricted Shares still subject to restrictions shall vest and the Restrictions shall expire as to such Restricted Shares.

         (c) Certificates. One or more share certificates evidencing the Restricted Shares shall be issued by the Corporation in the name of a nominee of the Corporation. The Employee shall not have voting rights and shall not be entitled to receive dividends unless and until the Restrictions expire pursuant to the provisions of this Agreement. The certificate shall bear a legend evidencing the nature of the Restricted Shares, and the Corporation may cause the certificate to be delivered upon issuance to the Secretary of the Corporation or to such other depository as may be designated by the Corporation as a depository for safekeeping until the forfeiture occurs or the Restrictions expire pursuant to this award. At the time of award and upon request of the Corporation, Employee shall deliver to the Corporation a stock power, endorsed in blank, relating to the Restricted Shares then subject to the Restrictions. Within 30 days of the expiration of the Restrictions without forfeiture, the Corporation shall cause a new certificate or certificates to be issued without legend in the name of Employee for the shares upon which the Restrictions expired, together with an amount of cash (without interest) equal to the dividends that have been paid on such shares with respect to record dates occurring on or after the date of this award. Notwithstanding any other provisions of this Agreement, the issuance or delivery of any shares of stock (whether subject to restrictions or unrestricted) may be postponed for such period as may be required to comply with applicable requirements of any national securities exchange or any requirements under any law or regulation applicable to the issuance or delivery of such shares. The Corporation shall not be obligated to issue or deliver any shares of Common Stock if the issuance or delivery thereof shall constitute a violation of any provision of any law or of any regulation of any governmental authority or any national securities exchange.

     3. Deferral of Restricted Shares. In its sole and absolute discretion, the Committee may approve an arrangement whereby an Employee who receives an award of Restricted Shares may elect to defer receipt of the Restricted Shares beyond the date on which a restriction terminates.

     4. Withholding of Tax. To the extent that the receipt of the Restricted Shares or the expiration of any Restrictions results in income to Employee for federal or state income tax purposes, Employee shall deliver to the Corporation at the time of such receipt or expiration, as the case may be, such amount of money or shares of unrestricted Common Stock as the Corporation may require to meet its withholding obligation under applicable tax laws or regulations, and, if Employee fails to do so, the Corporation is authorized to withhold from any cash or stock remuneration then or thereafter payable to Employee any tax required to be withheld by reason of such resulting compensation income.

     5. Status of Common Stock. Employee agrees that the Restricted Shares will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable federal or state securities laws. Employee also agrees (i) that the certificates representing the Restricted Shares may bear such legend or legends as the Corporation deems appropriate in order to assure compliance with applicable securities laws, (ii) that the Corporation may refuse to register the transfer of the Restricted Shares on the stock transfer records of the Corporation if such proposed transfer would, in the opinion of counsel satisfactory to the Corporation, constitute a violation of any applicable securities law and (iii) that the Corporation may give related instructions to its transfer agent, if any, to stop registration of the transfer of the Restricted Shares.

     6. Employment Relationship. Nothing contained in this Agreement or otherwise shall be construed to confer upon Employee any right to continue in the employ of the Corporation or any subsidiary of the Corporation or limit in any respect the right of the Corporation or of any subsidiary of the Corporation to terminate Employee’s employment at any time and for any reason. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Corporation and its determination shall be final.

         7. Harmful Activity. If the Employee shall engage in any “harmful activity” while employed by the Corporation or within six months after termination of employment with the Corporation, then (a) any and all Restricted Shares held by the Employee that have vested shall be surrendered to the Corporation, (b) any and all Restricted Shares that have not yet vested shall immediately be forfeited and canceled, and (c) any Profits realized upon the sale of any vested Restricted Shares, on or after one year prior to the termination of employment with the Corporation, shall inure to the Corporation. The aforementioned restriction shall not apply in the event that employment with the Corporation terminates within two years after a Change in Control if any of the following have occurred: (a) a relocation of the Employee’s principal place of employment more than 35 miles from the Employee’s principal place of employment immediately prior to the Change in Control, (b) a reduction in the Employee’s base salary after a Change in Control, or (c) termination of the Employee’s employment under circumstances in which the Employee is entitled to severance benefits or salary continuation or similar benefits under a change in control agreement, employment agreement, or severance or separation pay plan. If any vested Restricted Shares are surrendered or any Profits realized upon the sale of any vested Restricted Shares inure to the benefit of the Corporation in accordance with the first sentence of this paragraph, the Employee shall surrender all such forfeited Restricted Shares and pay all such Profits to the Corporation within 30 days after receiving written notice from the Corporation that the Employee has engaged in a harmful activity. Consistent with the provisions of the Plan, the determination by the Committee as to whether the Employee engaged in “harmful activity” while employed by the Corporation or within six months after termination of employment with the Corporation shall be final and conclusive, unless otherwise determined by a majority of disinterested members of the Board.

         A “harmful activity” shall have occurred if the Employee shall do any one or more of the following:

     (a) Use, publish, sell, trade or otherwise disclose Non-Public Information of the Corporation unless such activity was inadvertent, done in good faith and did not cause significant harm to the Corporation.

     (b) After notice from the Corporation, fail to return to the Corporation any document, data or other item or items in the Employee’s possession or to which the Employee has access that may involve Non-Public Information of the Corporation.

     (c) Upon the Employee’s own behalf or upon behalf of any other person or entity that competes or plans to compete with the Corporation, solicit or entice for employment or hire any employee of the Corporation.

     (d) Upon the Employee’s own behalf of upon behalf of any other person or entity that competes or plans to compete with the Corporation, contact, call upon, solicit or do business with (other than a business which does not compete with any business conducted by the Corporation), any customer of the Corporation the Employee contacted, called upon, solicited, interacted with, or became acquainted with, or learned of through access to information (whether or not such information is or was non-public) while employed at the Corporation unless such activity was inadvertent, done in good faith, and did not involve a customer whom the Employee should have reasonably known was a customer of the Corporation.

     (e) Upon the Employee’s own behalf or upon behalf of any other person or entity that completes or plans to compete with the Corporation, engage in any business activity in competition with the Corporation in the same or a closely related activity that the Employee was engaged in for the Corporation during the one year period prior to the termination of employment.

         For purposes of this Section:

            “Non-Public Information” shall mean, but is not limited to, trade secrets, confidential processes, programs, software, formulas, methods, business information or plans, financial information, and listings of names (e.g., employees, customers, and suppliers) that are developed, owned, utilized, or maintained by the Corporation, and that of its customers or suppliers, and that are not generally known by the public.

            “Profits” shall mean, with respect to any Restricted Shares, any profits realized upon the sale of any share of Common Stock that were acquired upon the vesting of such Restricted Shares.

     8. Corporation’s Powers. No provision contained in this Agreement shall in any way terminate, modify or alter, or be construed or interpreted as terminating, modifying or altering any of the powers, rights or authority vested in the Corporation or, to the extent delegated, in its delegate including, without limitation, the right to make certain determinations and elections with respect to the Restricted Shares.

     9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Corporation and all persons lawfully claiming under Employee.

     10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by an officer thereunto duly authorized, and Employee has executed this Agreement, all as of the date first above written.

SOVEREIGN BANCORP, INC.

By:

Jay Sidhu
President and Chief Executive Officer

EMPLOYEE

APPENDIX A

PERFORMANCE GOALS